UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2018

Dova Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38135 (Commission File Number)	81-3858961 (IRS Employer Identification No.)

240 Leigh Farm Road, Suite 245 Durham, North Carolina (Address of Principal Executive Offices)	27707 (Zip Code)

Registrant’s telephone number, including area code: (919) 748-5975

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

Appointment of Directors

On June 25, 2018, the board of directors (the “Board”) of Dova Pharmaceuticals, Inc. (the “Company”) voted to increase the size of the Board from six to seven members and appointed Nancy J. Wysenski to fill the vacancy created thereby.  In addition, the Board appointed Ms. Wysenski to serve on each of the Compensation Committee and the Nominating & Corporate Governance Committee as the successor member of such committees to Paul B. Manning and Sean Stalfort, respectively.  Ms. Wysenski is designated as a Class I director of the Board and will therefore serve until the 2021 Annual Meeting of Stockholders of the Company or until her earlier death, resignation or removal. Ms. Wysenski was not elected pursuant to any arrangement or understanding between herself and any other person, and the Board determined that Ms. Wysenski qualifies as an independent director pursuant to the rules of the NASDAQ Stock Market.  There have been no transactions since January 1, 2017 to which the Company has been a participant in which the amount involved exceeded or will exceed $120,000 and in which Ms. Wysenski, or any members of her immediate family, had or will have a direct or indirect material interest.  Additional information about Ms. Wysenski is set forth below.

Ms. Wysenski joins the Company’s Board with extensive commercial and sales leadership in the pharmaceutical industry and is currently a member of the Board of Directors of Alkermes Pharmaceuticals and Tetraphase Pharmaceuticals.  From December 2009 through June 2012, Ms. Wysenski served as the Executive Vice President and Chief Commercial Officer of Vertex Pharmaceuticals. Prior to joining Vertex, she served as Chief Operating Officer of Endo Pharmaceuticals, where she led sales, marketing, commercial operations, supply chain management, human resources, and various business development initiatives.  Prior to her role at Endo Pharmaceuticals, Ms. Wysenski participated in the establishment of EMD Pharmaceuticals, Inc., where she held various leadership positions, including President and Chief Executive Officer from 2001 to 2006 and Vice President of Commercial from 1999 to 2001. Before joining EMD Pharmaceuticals, she held several sales-focused roles at major pharmaceutical companies, including Vice President of Field Sales for Astra Merck, Inc.  Ms. Wysenski received her BSN in Nursing from Kent State University and her M.B.A. from Baldwin-Wallace College.

As a non-employee director, Ms. Wysenski is entitled to receive the compensation offered to all of the Company’s non-employee directors for services on the Board pursuant to the Company’s non-employee director compensation policy.  Pursuant to that policy, upon her appointment to the Board, Ms. Wysenski was granted a non-qualified stock option to purchase 30,000 shares of common stock at an exercise price of $33.38 per share.  One-third of the total shares subject to the option shall vest on June 25, 2019 (the first anniversary of the date of the grant) and the remaining shares vest in 24 equal monthly installments thereafter, subject to Ms. Wysenski’s continuous service and will vest in full upon a change in control of the Company. In addition, Ms. Wysenski will be entitled to receive a $40,000 annual retainer for her service as director and a $5,000 annual retainer for her service on each of the Compensation and Nominating and Corporate Governance Committees. At each annual meeting of stockholders following which Ms. Wysenski’s term as a director continues (beginning with the 2019 Annual Meeting of Stockholders), Ms. Wysenski will be entitled to receive an additional nonqualified stock option to purchase 10,000 shares of the Company’s common stock, which option will vest and become exercisable in 12 equal monthly installments following the date of grant.  Ms. Wysenski has also entered into the Company’s standard form of indemnification agreement.

Item 7.01 Regulation FD Disclosure.

On June 25, 2018, the Company issued a press release announcing the appointment of Ms. Wysenski.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall the information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01           Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press release, dated June 25, 2018, entitled “Nancy J. Wysenski Joins Dova Pharmaceuticals’ Board of Directors.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dova Pharmaceuticals, Inc.

Date: June 25, 2018	/s/ Mark W. Hahn
Mark W. Hahn
Chief Financial Officer